CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the information statement on Form 8-K of Neomedia Technologies, Inc., of our report dated September 28, 2005, except for Note 11, which is as of December 15, 2005, on our audits of the consolidated financial statements of BSD Software, Inc. as of July 31, 2005 and for the year ended July 31, 2005, to be filed with the Securities and Exchange Commission on or about June 2, 2006.

Our report includes an explanatory paragraph stating that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced operating losses and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.

Certified Public Accountants
Los Angeles, California
June 1, 2006